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                                                                     EXHIBIT 5.1
COOLEY GODWARD LLP
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

                                                           ATTORNEYS AT LAW          Palo Alto, CA
                                                                                     650 843-5000

                                                           One Maritime Plaza        Menlo Park, CA
                                                           20th Floor                650 843-5000
                                                           San Francisco, CA         San Diego, CA
                                                           94111-3580                619 550-6000
                                                           Main  415 693-2000        Boulder, CO
                                                           Fax  415 951-3699         303 546-4000

June 9, 1999                                                                         Denver, CO
                                                                                     303 606-4800

                                                                                     Kirkland, WA
Copper Mountain Networks, Inc.                             www.cooley.com            425 893-7700
2470 Embarcadero Way                                       LANCE W. BRIDGES
Palo Alto, California  94303                               619 550-6019
                                                           bridgeslw@cooley.com


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Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Copper Mountain Networks, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 7,195,587 shares of the Company's 1999 Common Stock, $.001 par value (the "Shares"), for issuance (i) pursuant to the Company's 1999 Employee Stock Purchase Plan, 1996 Equity Incentive Plan, and 1999 Non-Employee Directors' Stock Option Plan (collectively, the "Plans"), and (ii) upon the exercise of outstanding options granted under the Company's 1996 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and upon the exercise of outstanding options granted outside of the Plans (the "Options").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plans, the Company's Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plans, options granted thereunder and the Options, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Lance W. Bridges